                                                                  EXHIBIT (B)(1)

                                  May 22, 2001

Abba, L.P.
c/o Hahn Automotive Warehouse, Inc.
415 West Main Street
Rochester, New York 14608

         Attention:        Sara Futerman & Eli N. Futerman

         RE:      Permanent Commercial Mortgage Loan Financing
                  Crossroads Building, 2 State Street, City of Rochester, Monroe County, New York
                  --------------------------------------------------------------

Dear Sara and Eli:

         This letter supersedes in its entirety our previous commitment letter to you dated as of May 16, 2001.

         Your application for a commercial mortgage loan ("Loan") has been reviewed and the Manufacturers and Traders Trust Company ("Lender" or "us") is pleased to advise it has been approved, on the terms and conditions set forth below.

MAKER OF NOTE AND MORTGAGE
--------------------------

         The maker of the Note, Mortgage and all other documents executed or delivered in connection with the Loan ("Loan Documents") shall be Abba, L.P., a single purpose New York limited partnership ("Borrower"). Borrower's sole general partner is Abba Enterprises, Inc., a New York corporation (the "General Partner").

GUARANTORS OF THE LOAN
----------------------

         Sara Futerman and Eli N. Futerman shall each provide an unlimited guaranty concerning the performance of Borrower's obligations under the Loan Documents.

LOAN AMOUNT
-----------

         The loan amount shall equal the lesser of (i) Three Million Four Hundred Thirty-Two Thousand and 00/100 Dollars ($3,432,000) or (ii) the total cost necessary for Borrower to purchase approximately 572,348 outstanding shares of common stock in Hahn Automotive Warehouse, Inc. (the "Company') (the "Loan Amount"). For purposes of this Commitment, the term "total cost" shall mean the actual aggregate purchase price to be paid to the shareholders of Hahn Automotive Warehouse, Inc. in exchange for the shares of common stock so purchased, plus any and all reasonable cost and expenses, including but not limited to brokers' commissions, attorney's fees, consultant's fees and accounting fees incurred in connection therewith.

USE OF PROCEEDS / INDEMNIFICATION
---------------------------------

         Borrower shall use the proceeds of the Loan solely for the purpose of purchasing or funding the purchase of approximately 572,348 outstanding shares of common stock in Hahn Automotive Warehouse, Inc. and paying the total costs, subject to review and approval of Lender, incurred in connection with such stock purchase.

         The Loan Documents shall provide that Borrower and Guarantors shall indemnify and defend Lender, Lender's affiliates, and each other member of the Lender syndicate and their respective directors, officers, agents, employees, contractors and affiliates (each being referred to herein as an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses (individually "Loss" and collectively, "Losses") incurred by any of them arising out of or by reason of any investigation, litigation or other proceeding (including, without limitation, any threatened investigation or litigation or other proceedings, whether or not such Indemnitee, or Borrower, or any affiliate of Borrower, or any other entity is a party thereto) relating to this Commitment Letter, the Loan or the lender-borrower relationship created hereunder (including, but in no way limited to, any use made or proposed to be made of the proceeds of any loans or extensions of credit contemplated hereunder), including, by way of illustration and without limitation, amounts paid in settlement, court costs and fees and disbursements of counsel incurred in connection with any such investigation, litigation or proceeding, except with respect to each Indemnitee any Losses to the extent such Loss is incurred by such Indemnitee as a result of its or his gross negligence or willful misconduct as determined by a final nonappealable judgment of a court with competent jurisdiction. Lender shall not be responsible or liable under any circumstances to Borrower or any other entity or person for any consequential damages which may be alleged or claimed at any time by Borrower against Lender as a result of this Commitment Letter or any of the transactions contemplated hereby. This paragraph shall survive any modification or termination (by merger or otherwise) of this Commitment Letter, including the execution of the Note and Mortgage, or other credit or financing agreements, and payment of all amounts owed under the Note, Mortgage, credit and financing agreements and other documents executed in connection therewith.

         Borrower understands and agrees the that foregoing agreement of indemnification is a material inducement to Lender to issue this Commitment and make the Loan and that, absent such agreement of indemnification, Lender would neither make the Loan nor issue this Commitment.

DESCRIPTION OF PROPERTY
-----------------------

         The property to be mortgaged to the Lender to secure repayment of the Loan consists of Borrower's fee interest in an fifteen-story commercial office building comprised of approximately 197,315 square feet, situate at 2 State Street, City of Rochester, Monroe County, New York, ("Property" or "Premises").

INTEREST RATE
-------------

         At your election prior to closing, the Loan shall bear interest at either (a) the variable rate equal to "M&T Prime Rate" as announced by Lender from time to time (the "Floating Rate"); or (b) the fixed rate at the greater of
(i) seven and one-half percent (7.50%) and (ii) 200 basis points over the Lender's Cost of Funds ("Fixed Rate"). Cost of Funds in the immediate preceding sentence shall mean the most recent yield on United States Treasury Obligations adjusted to a constant maturity of ten (10) years in effect two (2) business days prior to closing as published by the Board of Governors of the Federal Reserve System in the Federal Reserve Statistical Release H.15 (519), or by such other quoting service, index or commonly available source utilized by Lender, plus the "ask" side of the ten (10) year swap spread in effect two (2) business days prior to closing as set forth in Bloomberg, L.P., or by such other quoting service, index or commonly available source utilized by Lender.

         If you fail to make an election, the interest rate will be the Floating Rate.

         REPAYMENT

         The Loan shall be repaid as follows:

         Interest only on the unpaid principal balance, for the period commencing on the date of closing and ending on the last day of the month of closing, shall be due and payable at closing.

         Commencing on the first day of the second month following the date of closing, and continuing on the first day of each month thereafter, installments of principal and interest shall be payable in 119 monthly installments. Each of the 119 monthly installments shall be the amount that would result in the outstanding principal sum and interest being amortized over 20 years.

         The entire outstanding principal sum, if not sooner paid, shall be all due and payable on the first day of the 120th month following the date of closing (the "Maturity Date").

         If the Floating Rate is in effect and if the M&T Prime Rate changes, the monthly payment will be recalculated amortizing the outstanding principal balance at the new interest rate over the then remaining amortization period.

         Interest shall be computed on the basis of a 360 day year consisting of twelve 30 day months.

PREPAYMENT
----------

         If the Fixed Rate is in effect, the Loan may be prepaid in whole or in part at any time subject to 30 days prior written notice and subject to a yield maintenance penalty. The yield maintenance penalty shall be equal to the greater of (a) one percent (1%) of the principal sum prepaid, or (b) an amount equal to
(i) the difference between the note rate and the most recent yield on United States Treasury obligations adjusted to a constant maturity having a term most nearly corresponding to the term remaining from the date of prepayment to the Maturity Date, as most recently published in the Federal Reserve Statistical Release H.15 (519) (or if not so published, by a similar publication chosen by Lender in its sole discretion), multiplied by (ii) a fraction, the numerator of which is the number of days remaining prior to the Maturity Date, as applicable, and the denominator of which is 365, multiplied by (iii) the principal sum prepaid. The actual formula will be as determined by Lender. The Lender's current formula is available upon request.

         If the Floating Rate is in effect, the loan may be prepaid, in whole or in part, on the first day of the month, subject to 30 days prior written notice.

LATE CHARGES
------------

         In the event any payment due under the loan documents remains unpaid for more than ten (10) days after it is due, the Lender may collect a late charge of six percent (6%) of the amount of the overdue payment to cover its extra handling expense.

INTEREST RATE ON DEFAULT/MATURITY
---------------------------------

         The Loan shall bear interest at the rate of three percent (3%) higher than the then applicable rate pursuant to the Loan Documents following an Event of Default or the Maturity Date.

RESTRICTION ON SALE AND TRANSFER
--------------------------------

         The Loan Documents shall provide that, except for Permitted Transfers (as hereinafter defined), the principal sum, together with any and all interest accrued thereon, shall become immediately due and payable, if, without the Lender's prior written consent, there is (i) a conveyance or transfer of all or any part of the Premises, or any interest or estate therein, including conveyances by land contract, or (ii) a conveyance or transfer of any equity interest in Borrower or General Partner.

For purposes of the Loan Documents, the term "Permitted Transfers" shall mean:

(a) DURING THE LIFE OF SARA FUTERMAN, any conveyance or transfer of her partnership interests in Borrower or any conveyance or transfer of her shares of stock in the General Partner, with or without consideration, to any of Eli Futerman, Rina Chessin and/or Daphne Futerman, and/or their respective spouses, children or grandchildren, either directly or indirectly, to any entity (the controlling interest of which is owned by Sara Futerman and/or Eli Futerman), or in trust for the benefit of such individuals; provided, however, that after giving effect to any such transfer, and during the lifetime of Sara Futerman, Eli Futerman and Sara Futerman must own or control, whether together or individually, directly or indirectly, at least fifty-one percent (51%) of all of the interests in Borrower and the General Partner; and

(b) UPON THE DEATH OF SARA FUTERMAN, any conveyance or transfer of her partnership interests in Borrower or any conveyance or transfer of her shares of stock in the General Partner, to any of Eli Futerman, Rina Chessin and/or Daphne Futerman, and/or any of their respective spouses, children or grandchildren, either directly or indirectly, to any entity (the controlling interest of which is owned by Eli Futerman and/or Rina Chessin), or in trust for the benefit of such individuals; provided, however, that after giving effect to any such transfer, Eli Futerman and Rina Chessin must own or control, whether together or individually, directly or indirectly, at least fifty-one percent (51%) of the controlling interests in Borrower and the General Partner.

      Notwithstanding any of the foregoing provisions to the contrary, and unless otherwise approved by Lender in writing, Sara Futerman, Eli Futerman and/or Lender must be the trustee named under any trust created in connection with a Permitted Transfer.

         The transfer of interests set forth and permitted above shall in no way affect, modify or otherwise release the personal guaranties of Sara Futerman and/or Eli Futerman required under the Loan.

NO SECONDARY FINANCING / NO ADDITIONAL DEBT
-------------------------------------------

         No other financing arrangement of any kind affecting the Premises or other security for the Loan, including a "wrap-around" mortgage, will be permitted without Lender's prior written consent, which may be withheld for any reason. Borrower shall not be permitted to have any indebtedness other than the Loan, short-term unsecured debt incurred in the ordinary course of business and such other debt as may be specifically approved by Lender in its sole discretion.

TAX ESCROW
----------

         Upon default, the mortgage shall require you at the option of Lender to pay concurrently with each installment of principal and interest, such amount as in Lender's discretion will enable Lender to pay (out of the monies so paid to Lender) at least 30 days before due, all taxes, assessments and similar charges affecting the Premises. No interest shall be payable on such deposits.

         In lieu of a tax escrow account, you shall pay at closing a one time tax service fee of $439.00 to enable the Lender to monitor payment of real property taxes.

FLOOD INSURANCE
---------------

         Under the provisions of Public Law 93-234, the Flood Disaster Protection Act of 1973, if the Property at any time is designated as a flood hazard disaster area, flood insurance for at least the Loan Amount will be required. A flood certification fee in the amount of $25.00 shall be due at closing.

TITLE INSURANCE
---------------

         The Mortgage upon the fee interest in the Premises shall be a first Mortgage free and clear of all liens, encumbrances, easements and restrictions, excepting only such as may be specifically approved in writing by us and our counsel at the time of closing. The lien of the Mortgage will be insured, at your expense, through a title insurance company approved by us in the Loan Amount. The policy shall be delivered to Lender after closing, in form and substance satisfactory to Lender and Lender's counsel in their sole discretion.

INSURANCE
---------

         You shall provide and maintain in full force and effect until the Loan is paid in full, evidence of fire and extended coverage insurance with companies and in form acceptable to Lender, containing a non-contributory mortgagee clause, and a thirty (30) day cancellation notice clause, in an amount not less than the amount of the Loan. In addition, you shall provide or cause to be provided, in form satisfactory to us and with provisions in our favor as our interests may appear, general public liability and property damage insurance upon and for the Premises and the improvements constructed thereon in amounts satisfactory to us, and other coverage in such amounts as may be required by us. The original policy (or Evidence of Property Insurance on ACORD Form 27) and evidence of payment of the current year's premium must be provided at the time of closing.

         The buildings and improvements now erected or hereafter to be erected on the Premises and all personal property and fixtures covered by the Mortgage shall be insured for the benefit of Lender against loss of rents/business interruption by reason of fire or other casualties, in such amounts as may from time to time be required by Lender, and with companies satisfactory to Lender. You shall deliver to Lender such policies of insurance or evidence of insurance, satisfactory to the Lender..

SECURITY INTEREST FIXTURES, ETC.
-------------------------------

         The Mortgage or security agreement securing the Loan will create a lien on all fixtures, equipment or articles of personal property, owned by the borrower, now or hereafter affixed to the Premises. Form UCC-I Financing Statements and other appropriate security agreements under applicable law granting an unencumbered security interest in personal property, furniture and furnishings, owned by the borrower, used in connection with the Premises are to be furnished in form satisfactory to us and our counsel. Upon request, you will provide a certified list of all such personal property and fixtures.

INSTRUMENT SURVEY
-----------------

         At least fifteen (15) days prior to the time of closing, you shall provide us with an instrument survey map made by a licensed surveyor not more than two (2) months prior to the date of closing, certified to Lender, Lender's closing counsel, Borrower, and the title insurer showing the location and dimensions of the Premises, any improvements thereon, including utility lines, walks, drives, easements and rights-of-way, and other matters pertinent thereto.

FINANCIAL STATEMENTS
--------------------

         Borrower will furnish Lender with copies of signed Federal Tax Returns as they are timely filed, and with a fiscal year-end financial statement reviewed by an independent certified public accountant approved by Lender. Borrower will also furnish a fiscal year-end statement covering the operation of the Premises. Where applicable, such financial statements shall include a profit and loss statement, balance sheet and rent roll for the Premises.

         Any guarantor of the Loan shall furnish Lender annually with personal financial statements and complete signed copies of Federal Tax Returns as they are timely filed.

         The financial statements and tax returns, as the Lender deems necessary, shall be prepared and/or forwarded to the Lender upon request therefor prior to the closing of the Loan, and annually thereafter.

EVIDENCE OF COMPANY AUTHORITY
-----------------------------

         You shall provide us with evidence of company authority and authorization to enter into the Loan, including member consents, and any other documentation reasonably required by our counsel.

OPINION OF COUNSEL
------------------

         At the closing of the Loan, your legal counsel shall provide to Lender such written opinions as may be required by Lender's closing counsel concerning, inter alia, due authorization, execution, delivery, validity and enforceability of the Loan Documents, and the legal status of the Borrower and any non-individual guarantor, as well as compliance of the Premises with all applicable environmental, zoning, subdivision, planning, land use, building, fire, health and safety requirements of any municipal, state, or federal agency. The opinion as to environmental, zoning, subdivision, planning, land use, building, fire, health and safety requirements of any municipal, state, or federal agency shall be waived by us upon submission of satisfactory evidence of compliance, which shall be subject to our approval.

ASSIGNABILITY OF COMMITMENT
---------------------------

         This commitment may not be assigned in whole or in part.

ADDITIONAL TAXATION - LEGAL LOAN
--------------------------------

         The Loan Documents will provide that, in the event the Note secured by the Mortgage shall be taxable in whole or in part (other than a tax on the interest receivable by Lender under the Note) pursuant to the laws of the situs State or any subdivision thereof, you shall pay the same; however, in the event that such payment by you, when added to the interest, shall exceed the lawful interest rate under the laws of the situs State, we, or our assigns, may, at our option, require full payment of the Loan including all principal and accrued interest thereon, upon sixty (60) days prior written notice. The Loan must be legal at the time of closing, and must comply with all applicable Federal and State laws and regulations.

ASSIGNMENT OF LEASES
--------------------

         As additional security for the Loan, you shall assign all existing and future lease agreements affecting the Premises to Lender. Prior to closing, Lender shall review (and approve in its sole discretion) the existing Leases, the current rent roll and the form lease, if any, for the Premises. Any future lease agreement or tenant lease is subject to the review and approval by the Lender. If you revise your lease form, you shall submit the revised lease form for our approval.

SUBORDINATION OF LEASES
-----------------------

         All existing leases affecting the Premises must be subordinated to the lien of Lender's Mortgage in form satisfactory to Lender and its counsel. All future leases must contain a provision subordinating such leases to the lien of Lender's Mortgage and any extensions, renewals or modifications thereof.

APPRAISAL
---------

         The Lender has received a satisfactory appraisal of the Premises.

ZONING
------

         At the time of closing of the Loan, you shall provide Lender with such evidence satisfactory to Lender, including copies of the existing Certificate(s) of Occupancy and a letter from the municipality confirming no current code violations, to confirm that the Premises are in full compliance with all applicable zoning, building, environmental and other applicable governmental laws and requirements.

HAZARDOUS OR TOXIC SUBSTANCES
-----------------------------

         This Commitment is subject to Lender determining that there are no hazardous or toxic substances on the Property. For purposes of this paragraph, "hazardous or toxic substances" includes, without limit, any flammable explosives, asbestos, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the New York Environmental Conservation Law and in the regulations adopted and publications promulgated pursuant thereto. To enable Lender to make this determination, you agree to furnish Lender at least two weeks before the closing, all certificates and permits showing you (or the present owner, if different) to be in compliance with all environmental laws and regulations and a history of the site listing its prior uses. In addition, Lender may, at your expense, conduct an environmental audit of the Property consistent with current ASTM Standards, which would include an inspection of your books and records and may include laboratory tests of soil samples. Any environmental audit conducted by Lender will be for Lender's own purposes and is not meant to be for your benefit. Lender shall not be liable to you for any deficiency in the audit.

         If an environmental engineer is hired directly by you to satisfy Lender that there are no hazardous or toxic substances on the Premises, then you hereby expressly authorize the engineer to disclose all of its findings to Lender and Lender's attorney and to keep Lender and Lender's attorney fully informed of all developments.

         As a condition of closing, Lender does require a Phase I Environmental Audit in compliance with ASTM Standards. The Audit must be performed by an engineer acceptable to Lender.

         At the time of closing, Borrower and the guarantors will be required to execute an Environmental Compliance and Indemnification Agreement indemnifying Lender against any loss or damage resulting from environmental matters affecting the Premises. In addition, enclosed is an Environmental Authorization, Waiver and Indemnification Agreement ("Environmental Authorization") which Borrower must sign, and have the owner of the Premises sign (if the owner is different from the Borrower), and return with the accepted commitment letter.

OTHER REQUIREMENTS
------------------

         This Commitment, the Loan and Lender's disbursement of the proceeds of the Loan are contingent upon Lender's and Lender's counsel's receipt, review and approval of documentation evidencing a firm commitment from certain shareholders of stock in the Company to sell and transfer 572,348 shares of stock in the Company to Borrower, or Borrower's designee or assignee.

         You shall open and maintain through out the term of the loan the operating accounts and lease security accounts for the Property with the Bank.

         You shall comply with such other reasonable requirements as may be required from time to time by us.

BROKERAGE
---------

         Lender shall not be required to pay any brokerage fee or commission arising from this transaction, and you agree to defend, indemnify and hold Lender harmless against such claims.

NO MERGER OF COMMITMENT TERMS
-----------------------------

         Any breach or default by you in the performance of any undertaking hereunder or failure by you to comply with any of the terms or conditions of this Commitment shall constitute an event of default whereupon we may terminate this undertaking to make the loan contemplated hereunder and retain the fees as herein provided. In addition, those terms, provisions and conditions herein set forth and not specifically incorporated in the Loan Documents to be executed by you shall survive the Loan closing herein contemplated and be binding upon you, your heirs, successors, legal representatives and assigns. Furthermore, any breach or default of any continuing obligation hereunder shall constitute a default in the Loan Documents to be executed by you.

EXPENSES/DEFAULT
----------------

         Your acceptance of this Commitment shall constitute your unconditional agreement to pay all out-of-pocket expenses incurred by Lender in connection with the transaction contemplated herein regardless whether or not the transaction is consummated. Upon your failure to comply with any of the terms and provisions or conditions of this Commitment or any matters resulting therefrom, the fees or charges to be paid to Lender by you pursuant hereto may be retained by Lender as damages for services rendered and on account of reservation of funds on your behalf in order to advance the proceeds of the Loan as anticipated hereunder. If your failure to comply with the terms, provisions or conditions of this Commitment occurs prior to closing of the Loan, fees paid by you prior thereto shall be retained by Lender as full and liquidated damages for your failure to proceed; if such failure occurs after closing of the Loan, either under the terms hereof or under the terms of any of the Loan Documents to be executed by you, the retention of all fees shall be in addition to all other rights and remedies accruing to Lender pursuant thereto and under the Loan Documents to be executed by you and Lender shall not be required to advance any funds thereafter nor be obligated to proceed further in accordance herewith. In addition, you shall pay such fees and charges as may be required for closing of the Loan and matters related thereto, including but not limited to preparation of all Loan Documents, recording and notary fees, engineering, inspections, and the payment of fees to our legal counsel and local counsel, if any, covering their time involved in the preparation of this Commitment, the Loan Documents and for the closing of the Loan, together with reimbursement to them and to Lender of all out-of-pocket costs and disbursements.

FORM OF DOCUMENTS
-----------------

         All instruments and Loan Documents required pursuant to this Commitment shall be satisfactory in form and content to Lender and its closing counsel. Lender's usual Loan Documents shall be utilized, which are available for inspection on request from Lender's closing counsel.

NO ADVERSE CHANGE
-----------------

         Except as may be otherwise required by this commitment, the Loan, the rental income of the Premises, the credit and the financial circumstances of Borrower and any guarantors and all other features of the transaction shall at the time of closing be as represented at application without material adverse change. No part of the Premises shall have been damaged and not repaired to our satisfaction nor taken in condemnation or other similar proceeding. At the time of closing, neither the Borrower nor any guarantor or tenant under any assigned lease shall be involved in any bankruptcy, reorganization or insolvency proceeding.

EXPIRATION OF COMMITMENT
------------------------

         This Commitment shall terminate, at our option, unless the Loan is closed by August 1, 2001. The closing will be held at our attorneys' office in Rochester, New York.

ACCEPTANCE AND COMMITMENT FEE
-----------------------------

         This Commitment shall be null and void and of no further effect unless on or before May 25, 2001, this Commitment has been accepted in writing and returned to Lender. You agree and acknowledge that a commitment fee in the amount of $25,740 is nonrefundable regardless of whether the transaction ultimately is closed. The balance of $25,740 shall be payable as follows:
$12,870 upon acceptance of the commitment and $12,870 at closing.

ARRANGING FOR CLOSING
---------------------

         Prior to scheduling a closing date, you or your attorney are requested to deliver the abstract, tax searches, survey, title insurance and all other commitment documents requested herein or by our legal counsel, to our legal counsel. Lender's legal counsel for this loan transaction is:

                                 Harris Beach LLP
                                 Timothy M. Fitzgerald, Esq.
                                 130 East Main Street
                                 Rochester, New York 14604
                                 Phone:   716-955-4053
                                 Facsimile:  716-232-1054
                                 eMail:   tfitzgerald@harrisbeach.com.

 Borrower's Legal counsel for this loan is :

                                 Chamberlain, D'Amanda, Oppenheimer & Greenfield Steven J. Tranelli, Esq.,
                                 1600 Crossroads Building
                                 2 State Street
                                 Rochester, NY 14614
                                 Phone:   716-252-3730
                                 Facsimile: 716-232-3882
                                 Email:   sjt@cdog.com


         Manufacturers and Traders Trust Company is acting as agent in administering and arranging loans, including this mortgage loan, to be made through its affiliate, M&T Real Estate, Inc. in whose name this commercial mortgage loan will be made. Accordingly, any title insurance, hazard insurance, environmental report and the like should be for the benefit of M&T Real Estate, Inc. and all checks to be delivered in connection with the closing of this commercial mortgage loan should be made payable to M&T Real Estate, Inc.

         We appreciate this opportunity to be of service to you.

                                     Very truly yours,

                                     MANUFACTURERS AND TRADERS TRUST COMPANY

                                     /s/ Edward A. Yaeger

                                     Edward A. Yaeger
                                     Banking Officer

                           CONFIRMATION AND ACCEPTANCE
                           ---------------------------

         We hereby confirm and accept this Commitment and agree to be bound by all its terms. We acknowledge that we are liable to Lender for a non-refundable commitment fee in the total amount of $25,740, of which $12,870 is enclosed and $12,870 is due at closing.

BORROWER
--------

Abba, L.P., a New York limited partnership

By:      Abba Enterprises, Inc., a New York
         Corporation, its general partner

By:  /s/ Eli N. Futerman            Federal Employer ID No.   16-1603179
     -------------------------------                         -------------------
Name: Eli N. Futerman
Title: President



GUARANTORS
----------

/s/ Sara Futerman                   Social Security Number: ###-##-####
------------------------------------                        --------------------
Sara Futerman


/s/ Eli N. Futerman                 Social Security Number:  ###-##-####
------------------------------------                        --------------------
Eli N. Futerman

Steven J. Tranelli, Esq. is our attorney for this transaction.